Exhibit 21.1
Subsidiaries of the Registrant
As of February 18, 2022, the following entities are wholly owned direct or indirect subsidiaries of Robinhood Markets, Inc.

Name of Subsidiary	State/Country of Organization
Robinhood Financial LLC	Delaware
Robinhood Securities, LLC	Delaware
Robinhood Crypto, LLC	Delaware
Robinhood Money, LLC	Delaware
Robinhood International, Inc.	Delaware
Say Technologies LLC	Delaware
Sherwood Reinsurance Company, Inc	Hawaii
Robinhood U.K. Ltd	United Kingdom
Sherwood Netherlands B.V.	Netherlands
Sherwood Netherlands II B.V.	Netherlands